Exhibit 99.4

AMENDMENT TO THE

PRECISION BIOSCIENCES, INC.

2021 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE PRECISION BIOSCIENCES, INC. 2021 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN (this “Amendment”), is effective as of June 4, 2024, the date the board of directors (the “Board”) of Precision BioSciences, Inc., a Delaware corporation (the “Company”), approved the amendment to the Company’s 2021 Employment Inducement Incentive Award Plan (the “Plan”) as set forth herein. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, the Board may amend the Plan at any time; provided that the Board will obtain stockholder approval of any amendment to the Plan to the extent necessary to comply with Applicable Laws; and

WHEREAS, the Board desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be and hereby is amended as follows:

1.
Section 11.28 of the Plan is hereby amended by deleting the number “300,000” (as adjusted for the 1-for-30 reverse stock split of the Company’s common stock that took effect on February 13, 2024) and substituting the number “500,000” in lieu thereof.
2.
This Amendment shall be and is hereby incorporated in and forms a part of the Plan.
3.
Except as set forth herein, the Plan shall remain in full force and effect.

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